Exhibit 10.15

                               EMPLOYMENT CONTRACT
                          FOR AN INDETERMINATE DURATION

Concluded between the undersigned:

POLY IMPLANT PROSTHESES P.I.P. S.A. with an authorized capital of 3,628,800 Euros, registered with the Toulon stock exchange under number B 382 473 254 91 B 640, whose social security premiums are paid to the URSSAF of Var under number 830 125 840, represented by the president of its Board of Directors, Mr. Jean-Claude MAS;

AND

Mr. Claude COUTY, born on February 8, 1952 at Janzac (17), of French citizenship, bachelor, residing and domiciled at 74 Saint Blaise, 75020 Paris

Who have agreed to the following:

SECTION I - EMPLOYMENT

Mr. Claude Couty, who states not being bound under any other contract of employment, is hereby hired as an administrative and financial director, subject to the results of a medical examination.

The nominative statement preceding the hiring was made to the URSSAF of Toulon. Pursuant to the Act dated January 6, 1978, Mr. Claude Couty has the right to access and to correct the information on said document.

SECTION II - DURATION OF THE CONTRACT AND PROBATIONARY PERIOD

This contract is concluded for an indeterminate period starting on October 6, 2003.

It will only have full effect at the end of a probationary period of three months, which will expire on January 5, 2004 and which may be renewed once.

Considering the nature and importance of the work to be accomplished by Mr. Claude Couty, the parties acknowledge that they cannot be definitively bound by this contract before the expiry of the probationary period. During this period, each of the parties may cancel this contract, without any compensation, at any time simply by sending a registered letter with a postal receipt.

>> However, from the second month of actual employment, except in case of a serious fault, each of the parties must forward the following notice:
        -        of one week during the second month
        -        of two weeks during the third month.

>> In case the probationary period should be renewed, and except in case of a serious fault, each one of the parties will be required to forward the following notice:
        -        three weeks from February 5, 2004;
        -        one month from March 5, 2004.

The contract may be terminated up to the last day of the period (the indemnity for the advance notice that has not been respected will be paid by the party terminating the contract).

It is specifically agreed that Mr. Claude Coty will not move before the end of the probationary period and before this contract becomes binding. His moving expenses will then be reimbursed to him on presentation of the invoice.

If Mr. Claude Couty decides to move during the probationary period, the expenses for this and for his family's travelling expenses will be paid by himself. In case the contract should be terminated during said period, the expenses for moving and his family's return travelling expenses will be borne by Mr. Claude Couty.

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SECTION III - FUNCTIONS

Mr. Claude Couty, in close partnership with the president of the Company's Board of Directors, will act as administrative and financial director, CFO, specifically responsible for the internal control and financial management of the Company, administrative management, human resources management, for relations with national and international partners and for the financial audit of the dealers distributing the company's products.

Because of his extensive knowledge and competency in corporate taxation law, accounting, securities law and financial markets, Mr. Claude Couty will be specifically responsible for the financial management of the Company (control of management, financial management, consolidation, funding, investment follow up, financial engineering, significant financial transactions and Company financial communications) together with the persons responsible for accounts and Company accountants.

Because of his level of responsibility, Mr. Claude Couty has wide discretion and independence in decision-making. In order to perform his assignments, he will have delegated signatures with the Company's banks and will be authorized to sign checks and all types of instruments for payment up to a maximum limit of 150,000 Euros.
The Board of Directors and its President are liable to modify Mr. Claude Couty's assignments and functions. Mr. Claude Couty will perform his work at the head office of the P.I.P. Company, presently located at 337 Avenue de Bruxelles, 83507 La Seyne sur Mer, but also at any place where the company conducts its activities.

In order to perform all his assignments, Mr. Claude Couty will be required to travel outside of France, especially to perform his audit functions of the companies distributing products manufactured by the P.I.P. Company.

SECTION IV - COMPENSATION AND DURATION OF WORK

As administrative and financial director, and considering the characteristics and nature of the functions and responsibilities which he must assume, Mr. Claude Couty will not be subject to a determined work schedule.

Accordingly, Mr. Claude Couty will have total freedom in organizing and managing his time in order to perform his assignments.

In consideration of the performance of this work, Mr. Claude Couty will be paid a gross annual salary of 106,715 Euros, or a gross monthly compensation of 8,892.91 Euros for twelve months. This is lump-sum compensation and has no bearing on the actual time that Mr. Claude Couty spends in the performance of his work.

The parties to this contract will meet each year from July 1st to examine the compensation paid under this contract, considering:

-the economic context in which the Company operates, -its financial results.

SECTION V - AVAILABILITY OF A MOTOR VEHICLE

The P.I.P. Company will assign to Mr. Claude Couty from the date he is hired, a touring type motor vehicle developing a minimum of 5 horsepower.

The availability of a motor vehicle in the performance of his functions will be governed by the 2/7 rule authorizing an employee to use it for personal purposes.

The Company will pay maintenance expenses and insurance premiums and the gas will be paid only for travelling for the purposes of employment.

In case of accident, within 48 hours Mr. Claude Couty must advise the Company as well as the insurance company and give all the details of the accident. The omission to respect this clause will entail Mr. Claude Couty's liability and the Company may institute any recourse against him.

SECTION VI - LEAVE OF ABSENCE

Mr. Claude Couty must immediately advise the P.I.P. Company of any leave of absence due to illness or accident. He must supply a medical certificate explaining his absence within 48 hours.

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In case of an extended leave of absence, Mr. Claude Couty must within the same time limit, supply a medical certificate explaining such an extended leave.

SECTION VII - PAID HOLIDAYS

Mr. Claude Couty will be entitled to the paid holidays specified under sections L 223-1 et seq. of the Labour Code.

SECTION VIII - CONFIDENTIALITY AND LOYALTY

Considering the nature of his functions, for the duration of this contract, Mr. Claude Couty will not for any reason whatsoever become employed by any company manufacturing or selling articles that may compete with those manufactured and sold by the P.I.P. Company (especially companies manufacturing or selling highly technical products which are manufactured by the Company, including mammary implants, restraints, prostheses).

Mr. Claude Couty will not in any way disclose to anyone, plans, studies, designs, projects, achievements prepared or performed by the Company, either for its own clients or for itself and said Claude Couty will be bound by the most absolute professional secrecy. The same thing applies to the information, results, etc. stemming from the work performed in the Company or for its clients.

This obligation of professional secrecy will continue to apply even after the termination of this contract, no matter for what reason.

SECTION IX - BREACH OF THE CONTRACT OF EMPLOYMENT - COMPENSATION IN LIEU OF
NOTICE

Except in the case of serious misconduct on his behalf, Mr. Claude Couty will be entitled in case of termination of this contract after a continuous duration of service of at least one year for the company, to compensation in lieu of notice.

Such compensation is calculated for each year of continuous service for the Company at 2/5 of the average monthly salary earned during the preceding year, without taking into consideration participation or sales support bonuses.

In making the above calculation, fractions of years will be considered.

The compensation in lieu of notice specified herein is in lieu of the compensation specified by law.

Such compensation will not be paid in case of retirement for which retirement compensation will be paid according to the conditions specified by law.

In either one of the following cases:

        - termination negotiated following a layoff for economic reasons distinct from any restructuring or social plan;
        - termination negotiated with a change of majority shareholder of the Poly Implant Protheses Company or the holding company that controls it;

the gross compensation for a voluntary termination cannot be less than an amount equivalent to 12 months of average monthly salary for more than one year of seniority but equal to or less than two years. It cannot be less than an amount equivalent to 36 months of average monthly salary for more than two years of seniority.

The average monthly salary is the average salary paid during the twelve months preceding termination, not taking into consideration participation and sales support bonuses.

SECTION X - NON-COMPETITION

In case of the termination of this contract for any reason whatsoever, considering the nature of his functions and his level of responsibility, Mr. Claude Couty will not:

-accept employment with a competing company, especially (as the case may be) which designs, manufactures or sells the following products: mammary prostheses, restraints and derived products;

-get involved either directly or indirectly in the manufacture or sale of products which may compete with those of the P.I.P. Company

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This non-competition clause is restricted to a period of two years beginning on the day of the actual termination of employment and covers the complete area of France, considering the highly technical nature of the products manufactured by the P.I.P. Company, the special knowledge required to manufacture these products and the small number of companies liable to manufacture such products.

In consideration of the non-competition clause specified above, after the actual termination of this contract and for the duration of this prohibition, Mr. Claude Couty will be paid a special lump-sum indemnity equal to 50% of his annual salary paid in the last year.

This indemnity will be paid on a monthly pro rata basis for the duration of the period of non-competition as long as Mr. Claude Couty respects this obligation.

However, the P.I.P. Company may relieve Mr. Claude Couty from this obligation of non-competition and be relieved of its own obligation of payment of the indemnity at any time during the performance of the contract of employment or on its termination. In case of termination, it must notify its decision by registered letter sent at the latest on the day of the actual termination.

For any infringement of this non-competition clause, Mr. Claude Couty will be automatically liable to pay a penalty established herein in an amount of 50,000 Euros, without the necessity of a letter of default advising said Claude Couty to cease such competitive activities.

The payment of this indemnity will not prevent the Company from having the right to claim from Mr. Claude Couty the damages sustained by it as well as obtaining any type of court order, such as an injunction to end the competitive activity.

SECTION XI - VARIOUS PROVISIONS

The parties will abide by all legislative and regulatory provisions, as well as those specified in any agreement in force within the Company and Mr. Claude Couty declares having read the internal regulation.

In addition, Mr. Claude Couty declares not being bound by any agreement or by any non-competition clause with a previous employer.

He will advise the P.I.P. Company of any change in his personal situation as soon as possible.

Mr. Claude Couty will be covered by the social legislation that applies to employees, specifically concerning social security and the additional pension plan.

Mr. Claude Couty is a manager and as soon as he is hired by the Company, he will be included in the following plans:

The CIRCACIC directors' retirement plan
The UGRR retirement plan
The staff CIPRA CAPICAF providence scheme (directors' scheme) The PRADO PREALLIANCE mutual health program of directors at the end of his probationary period.

The Company does not presently have a collective agreement (NAF 331 B). It is governed by the Social Labour Code.

Concluded at Seyne sur Mer
On October 2, 2003

Mr. Claude Couty                              The CEO
                                              Mr. Jean-Claude Mas

Signatures are preceded by the handwritten words "Read and approved."

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